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                                                                    Exhibit 2.15

                               AMENDMENT NO. 3 TO
                               PURCHASE AGREEMENT

          This Amendment No. 3 (this "Amendment No. 3"), dated as of October 13, 2003, is by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda ("GX Holdings"), and Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore ("ST Telemedia"), and amends the Purchase Agreement, dated as of August 9, 2002, by and among the Company, GX Holdings, the Joint Provisional Liquidators of the Company and GX Holdings (the "Joint Provisional Liquidators"), ST Telemedia and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong ("Hutchison"), as amended by the Amendment to Purchase Agreement dated as of December 20, 2002 and the Amendment No. 2 to Purchase Agreement dated as of May 13, 2003 (as amended, the "Agreement"). Capitalized terms used but not defined herein have the meanings given thereto in the Agreement.

          WHEREAS, the parties desire to make certain amendments to the Agreement, which amendments may be effected pursuant to Section 8.6 of the Agreement; and

          WHEREAS, pursuant to Section 5.8 of the Agreement, the Joint Provisional Liquidators have delivered their express consent to the execution of this Amendment No. 3 by the parties hereto.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Amendment No. 3 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Amendments. Pursuant to Section 8.6 of the Agreement, the parties agree as follows:

               (a) The definition of "Outside Date" in Section 8.1 of the Agreement shall be amended and restated in its entirety to read as follows:
""Outside Date" shall mean November 14, 2003."

          2. Representations and Warranties of the Company and GX Holdings. Each of the Company and GX Holdings hereby represents and warrants to ST Telemedia as follows:

               (a) Due Authorization; Enforceability. Subject to the requirements that, (i) the Joint Provisional Liquidators consent to the Company's and GX Holdings' entry into this Amendment No. 3 (which consent has been obtained concurrently on the date hereof), (ii) the U.S. Bankruptcy Court approves the Company's and GX Holdings' entry into this Amendment No. 3 and
(iii) the Joint Provisional Liquidators have not withdrawn their consent to the Company's and GX Holding's entry into the Agreement or this Amendment No. 3 pursuant to their fiduciary duties under Bermuda Law or pursuant to any order of the Bermuda Court, each of the Company and GX Holdings has all right, corporate power and authority to enter into, execute and deliver this Amendment No. 3 and to consummate the transactions contemplated hereby. The execution and delivery by each of the Company and GX Holdings of this Amendment No. 3 and the compliance by each of the Company and GX

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Holdings with each of the provisions of this Amendment No. 3 are within the corporate power and authority of the Company and GX Holdings and have been duly authorized by all requisite corporate and other action of the Company and GX Holdings. This Amendment No. 3 has been duly and validly executed and delivered by the Company and GX Holdings and this Amendment No. 3 constitutes a legal, valid and binding agreement of the Company and GX Holdings, enforceable against the Company and GX Holdings in accordance with its terms.

               (b) No Conflicts or Violations; Consents. Neither the execution, delivery or performance by each of the Company and GX Holdings of this Amendment No. 3 and the other transactions contemplated hereby will: (i) conflict with, or result in a breach or a violation of, any provision of the memorandum of association, certificate of incorporation or bylaws or other organizational documents of the Company or any Subsidiary; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law applicable to or binding on the Company or any Subsidiary or any provision of any Commitment to which the Company or any Subsidiary is a party or pursuant to which any of them or any of their assets or properties is subject, except for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, revocation or acceleration, which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (iii) except for the approval by the U.S. Bankruptcy Court, the consent of the Joint Provisional Liquidators (which consent has been obtained concurrently on the date hereof) and any other Regulatory Approvals, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any Subsidiary; or (iv) require a re-solicitation of votes of creditors in connection with the Bankruptcy Plan or Schemes of Arrangement.

          3. Representations and Warranties of ST Telemedia. ST Telemedia hereby represents and warrants to the Company as follows:

               (a) Due Authorization; Enforceability. ST Telemedia has all right, power and authority to enter into, execute and deliver this Amendment No. 3 and to consummate the transactions contemplated hereby. The execution and delivery by ST Telemedia of this Amendment No. 3 and the consummation by ST Telemedia of the transactions contemplated hereby (i) are within the power and authority of ST Telemedia and (ii) have been duly authorized by all necessary action on the part of ST Telemedia. This Amendment No. 3 constitutes a legal, valid and binding agreement of ST Telemedia, enforceable against ST Telemedia in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

               (b) Consents; No Violations. Neither the execution, delivery or performance by ST Telemedia of this Amendment No. 3 nor the consummation by ST Telemedia of the transactions contemplated hereby will: (i) conflict with, or result in a breach or violation of, any provision of the organizational documents of ST Telemedia; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any

                                        2

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Law or (B) any provision of any Commitment of ST Telemedia, or to which ST
Telemedia or any of its assets or properties is subject, except, with respect to the matters set forth in clause (B), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, could not have a material adverse effect on the ability of ST Telemedia to consummate the transactions contemplated hereby; or (iii) to the knowledge of ST Telemedia and except for the approval by the U.S. Bankruptcy Court, the consent of the Joint Provisional Liquidators (which consent has been obtained concurrently on the date hereof) and any other Regulatory Approvals, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of ST Telemedia.

          4. Effectiveness; Cooperation. Notwithstanding anything contained herein, this Amendment No. 3 shall not become effective until the date it is approved by the U.S. Bankruptcy Court (such date, the "Amendment No. 3 Approval Date"). Each party hereto agrees to cooperate with each other and to use its reasonable efforts to execute and deliver any instruments or documents and to take, or cause to be taken, all actions necessary, proper or advisable in order to give effect to the consummation of the transactions contemplated by this Amendment No. 3 (including without limitation the making of any necessary filings or notices and the seeking of all required approvals in connection with the Bankruptcy Case, the Bermuda Case or the Regulatory Approvals and the making of all necessary or desirable amendments to the Transaction Documents to give effect to this Amendment No. 3) and to otherwise carry out the intent of the parties under this Amendment No. 3.

          5. Press Releases. ST Telemedia and the Company shall consult with each other before issuing any press release or public announcement pertaining to this Amendment No. 3 and shall not issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

          6. Termination. Each of the Company, GX Holdings and ST Telemedia may terminate this Amendment No. 3 upon the occurrence of any of the following:

               (a) The Amendment No. 3 Filing Date does not occur on or before October 16, 2003;

               (b) The Amendment No. 3 Approval Date does not occur on or before October 27, 2003;

          provided, that, a party shall not be entitled to terminate this Amendment No. 3 pursuant to this Section 6 if the failure of any of the foregoing items to occur by the date set forth above is the result of any failure by such party to comply fully with its obligations under this Amendment No. 3.

          7. Confirmation of Agreement. Except as herein expressly amended, the Agreement shall remain in full force and effect in accordance with its terms.

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          8. Governing Law; Submission to Jurisdiction. This Amendment No. 3
shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then, in accordance with and governed by the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The parties hereby agree that, without limitation of any party's right to appeal any order of the U.S. Bankruptcy Court, (a) the U.S. Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Amendment No. 3 and to decide any claims or disputes that may arise or result from, or be connected with, this Amendment No. 3, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the U.S. Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the U.S. Bankruptcy Court.

          9. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

          10. Headings. The headings of the sections of this Amendment No. 3 have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment No. 3 or the Agreement.

                    [signatures appear on the following page]

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment No. 3 as of the date so indicated in the preamble hereof.

                                            GLOBAL CROSSING LTD. (in provisional
                                            liquidation)


                                            By: /s/ John B. McShane
                                                --------------------------------
                                                Name:  John B. McShane
                                                Title: General Counsel


                                            GLOBAL CROSSING HOLDINGS LTD. (in
                                            provisional liquidation)


                                            By: /s/ John B. McShane
                                                --------------------------------
                                                Name:  John B. McShane
                                                Title: Attorney-in-fact


                                            SINGAPORE TECHNOLOGIES TELEMEDIA
                                            PTE LTD


                                            By: /s/ Lee Theng Kiat
                                                --------------------------------
                                                Name:  Lee Theng Kiat
                                                Title: President & CEO

                                       S-1